Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
February 22, 2017
Thank you, Theis, and good morning everyone.
Last year was an eventful year for our company in many ways. Our consolidated financial results outperformed our original expectations heading into the year. Despite on-going oversupply conditions in the railcar and inland barge markets, our teams were able to maintain operational flexibility and adjust to demand fluctuations.
Additionally, TrinityRail’s commercial teams were successful in maintaining high lease fleet utilization throughout the year. We successfully expanded our railcar investment vehicle platform, completing $460 million in leased railcar sales in response to strong demand for these assets. We also invested $63 million in our Construction Products businesses. We expanded our trench shoring manufacturing platform and acquired the assets of 2 lightweight aggregates businesses. Also during 2017, we continued to make internal capital investments to improve our operating infrastructure and invested $85 million to buy back stock.
During the past few years, Trinity’s management and Board of Directors, with the assistance of external advisors, devoted time to evaluating a variety of strategic options with the potential to enhance shareholder value and position our Company for long-term growth. Our evaluation process took into consideration the results of several third-party investor surveys, as well as on-going dialogues with the investment community. The input we received from our stakeholders was very useful as we analyzed and discussed various strategic alternatives for increasing shareholder value.
During December, we announced our intent to pursue a tax free spin-off of our infrastructure-related businesses to Trinity’s shareholders. The transaction is expected to result in two separate public companies. This year will be a transformational year for Trinity as we implement our plan. I am very excited about the potential value that I believe will be created as a result of the spin-off.
Recently we announced the senior leaders for our businesses after the spin-off. James Perry and I will remain in our current roles with Trinity. We are very enthusiastic about the opportunities we see for continuing to build upon Trinity’s legacy as a premier provider of rail transportation products and services.
I am very pleased that Antonio Carrillo will serve as CEO of the new infrastructure company. Antonio’s accomplishments as CEO of Mexichem are impressive. He has a proven track record for delivering growth. His previous experience at Trinity, both in management and as a Board member, will be an asset for the new company. We expect Antonio to begin engaging in our business in the near future. Antonio is very familiar with our infrastructure-related businesses and will arrive ready and equipped to lead.
I am also pleased that Scott Beasley will transition from his current role as group CFO to the corporate CFO role for the new infrastructure company. Scott is very talented and knows these businesses well.
Both companies will have strong, seasoned leadership and management teams. Organizational development has been a key focus for Trinity for many years, resulting in the cultivation of a skilled bench of highly-talented people who are available to fill key positions within these two companies.
Before we comment more about our financial results, and our outlook for the future, I have asked Melendy Lovett, our Senior Vice President and Chief Administrative Officer to provide an update on our progress with respect to the spin-off. Melendy is playing a lead role in the spin-off transaction, working with other key personnel from across the company to achieve our goal of a seamless and efficient spinoff of our infrastructure businesses.

I will now turn it over to Melendy.